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                                                                    EXHIBIT 99.2

                      (Equipment Finance, Inc. Letterhead)

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 20, 2002

TO THE SHAREHOLDERS OF EQUIPMENT FINANCE, INC.:


NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of Equipment Finance, Inc. will be held at 118 West Airport Road, Lititz, Pennsylvania, on Wednesday, February 20, 2002 at 10:00 a.m., prevailing time, for the purpose of considering and voting upon the following matters:


         1. To approve and adopt the Agreement and Plan of Reorganization, dated as of November 2, 2001, by and between Sterling Financial Corporation, Sterling EFI Acquisition Corporation, (In Organization) and Equipment Finance, Inc. (Attached as Annex A to accompanying proxy statement), providing for the acquisition of Equipment Finance, Inc. through a merger of Equipment Finance, Inc. into Sterling EFI Acquisition Corporation.

         2. To vote on the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Agreement and Plan of Reorganization.

         3. To transact such other business a may properly come before the meeting and any adjournment or postponement thereof.


Only those shareholders of record at the close of business on January 1, 2002 are entitled to notice of and to vote at the meeting.



Please promptly sign the enclosed proxy and return it in the enclosed postpaid envelope. We cordially invite you to attend the meeting. Your proxy is revocable, and you may withdraw it at any time. You may deliver notice of revocation or deliver a later dated proxy to the Secretary of the corporation before the vote at the meeting.


                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       George W. Graner
                                       President